Exhibit 107

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

EATON VANCE FLOATING-RATE INCOME TRUST

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$38,079,359.78(a)	0.0001102	$4,196.35(b)

Fees Previously Paid	—	—	—

Total Transaction Valuation	$38,079,359.78

Total Fees Due for Filing			$4,196.35

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$4,196.35

(a)	The transaction value is calculated as the estimated aggregate maximum purchase price for common shares of beneficial interest of Eaton Vance Floating-Rate Income Trust (the “Fund”). The transaction value is calculated by multiplying 2,909,042 shares in the offer (10% of the Fund’s total number of common shares outstanding as of May 31, 2023, rounded to the nearest whole share) by $13.09 (98% of the net asset value per share of $13.36 as of the close of regular trading on the New York Stock Exchange on September 19, 2023).
(b)	Calculated at $110.20 per $1,000,000 of the transaction value.